EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 7, 2023 with respect to the statements of condition including the related portfolio schedules of ESG Opportunity Portfolio 2024-1 and The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2024-1 (included in Invesco Unit Trusts, Series 2333) as of December 7, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274936) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 7, 2023